Exhibit 95

Mine Safety Disclosures

Our mines are operated subject to the regulation of the Federal Mine Safety and Health Administration (“MSHA”), under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law, and amended in December 2011. The following mine safety data is provided pursuant to the Dodd-Frank Act.

When MSHA believes a violation of the Mine Act has occurred, it may issue a citation for such violation, including a civil penalty or fine, and the mine operator must abate the alleged violation. During the year ended December 31, 2013, MSHA proposed $14,435 in penalty assessments at the Greens Creek mine and $455,866 in penalty assessments at the Lucky Friday mine. Hecla has not yet received all penalty assessments related to the citations issued in 2013. We have the opportunity to contest or appeal these penalties.

During the year ended December 31, 2013, MSHA issued the Greens Creek mine 8 citations pursuant to Section 104 of the Mine Act for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard, and 7 such citations to the Lucky Friday mine.

The Greens Creek mine has 1 legal actions pending before the Federal Mine Safety and Health Review Commission, regarding citations for which penalties have been assessed.

The Lucky Friday Mine has 45 actions pending before the Federal Mine Safety and Health Review Commission, including 30 actions for which proposed penalties assessment have not been issued, 14 actions regarding citations and orders for which penalty assessments have been issued, and 1 action pending under Section 111.

As required by the reporting requirements of the Dodd-Frank Act, as amended, the table below presents the following information for the year ended December 31, 2013.

Received
								Received	Notice of
							Total	Notice of	Potential	Legal
			Section			Total Dollar	Number	Pattern of	to have	Actions	Legal	Legal
			104(d)			Value of	of	Violations	Patterns	Pending	Actions	Actions
	Section	Section	Citations	Section	Section	MSHA	Mining	Under	Under	as of Last	Initiated	Resolved
	104 S&S	104(b)	and	110(b)(2)	107(a)	Assessments	Related	Section	Section	Day of	During	During
Mine	Citations	Orders	Orders	Violations	Orders	Proposed	Fatalities	104(e)	104(e)	Period	Period	Period
Greens Creek	8	0	0	—	—	$14,435	—	no	no	1	0	2
Lucky Friday	7	0	0	—	—	$455,866	—	no	no	45	4	1